UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

BIDGIVE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-49999	13-4025362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 South Main Street

Fifteenth Floor

Salt Lake City, Utah 84111

(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 FR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As permitted by the Bylaws, on April 26, 2012, David M. Rees, sole director of Bidgive International, Inc. (the “Registrant”), increased the board of directors of the Registrant from one to two members and appointed Dr. Asit Jaykant Choksi as a director of the Registrant. On April 10, 2012, a majority of shareholders voted in favor of appointing Dr. Choksi as a director of the Registrant. Accordingly, Mr. Rees believed it to be in the best interest of the Registrant to increase the size of the board and to appoint Dr. Choksi to fill the vacancy.

On April 30, 2012, David M. Rees submitted his resignation as a director of the Registrant to the board of directors. Mr. Rees’ decision to submit his resignation was not the result of any disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices. Mr. Rees’ resignation is effective as of April 30, 2012.

Dr. Choksi is 54 years old and is a physician and a medical oncologist. Since 2008, Dr. Choksi has served as the President and Chief Executive Officer of Greater Houston Physicians Medical Association, P.L.L.C., and Central Texas Physicians Management, L.P. and as the Chief Executive Officer of the Greater Houston Cancer Clinic. Since 2011, he has served as Co-Chief Executive Officer of Enzo Medical Services and since 2012, he has served as Chief Executive Officer of Montgomery Harris Area Physicians IPA. Dr. Choksi is qualified to serve as a director of the Registrant due to his broad background of experience in running the business aspects related to the practice of medicine.

Dr. Choksi will serve as a director of the Registrant until the next annual meeting of the shareholders of the Registrant or until his successors have been elected and qualified or his prior resignation. There are no transactions with related persons required to be disclosed under S-K Item 404(a) except for the April 10, 2012 Stock Purchase Agreement whereby Choksi, Ltd., an entity owned by Dr. Choksi, purchased an aggregate of 11,308,420 shares of common stock of the Registrant from certain stockholders for $370,000.

No compensation arrangements have been made with Dr. Choksi.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

BIDGIVE INTERNATIONAL, INC.

Date: May 1, 2012	By:	/s/ Asit Jaykant Choksi
Dr. Asit Jaykant Choksi, M.D.
President, Secretary and Treasurer